UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-33757	33-0861263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27101 Puerta Real, Suite 450, Mission Viejo, CA		92691
(Address of principal executive offices)		(Zip Code)
(949) 487-9500
Registrant's telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Incentive Program
Our compensation committee approved the performance criteria for 2014 for our executive incentive program. Certain of our executive officers, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), President of Skilled Nursing and Assisted Living Services and Executive Vice President and Secretary will participate in our executive incentive program in 2014. The monetary component of the formula established by the compensation committee for our executive incentive program is based upon adjusted annual income before provision for income taxes. The program also includes a subjective quality adjustment for the clinical performance of the Company’s operating subsidiaries, as well as a discretionary clawback provision that allows incentive payments to be recouped from executive officers if certain types of subsequent events result in a restatement or otherwise diminish the performance metrics upon which prior incentive calculations were based.
In or near the first quarter of 2015, our compensation committee will subjectively allocate the bonus pool among the individual executives that participate in the plan based upon the recommendations of our CEO and the compensation committee’s perceptions of each participating executive’s contributions to both our clinical and financial performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our adjusted annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and the extent of positive patient and resident feedback, among other factors. Our compensation committee also reviews and considers feedback from other employees regarding the executive’s performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than or greater than the bonus pool resulting from the predetermined formula.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENSIGN GROUP, INC.

/s/ SUZANNE D. SNAPPER
Chief Financial Officer

Dated: February 18, 2014